GILEAD SCIENCES ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS
Biktarvy Sales Increased 28% Year-Over-Year to $2.6 billion
Oncology Sales Increased 71% Year-Over-Year to $527 million
Foster City, CA, August 2, 2022 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the second quarter of 2022.
“This was a very strong quarter for Gilead, with solid commercial and clinical execution,” said Daniel O’Day, Chairman and Chief Executive Officer, Gilead Sciences. “Excluding Veklury, product sales grew 7% year-over-year. There was continued strong demand for our HIV portfolio with further share growth for Biktarvy, and oncology revenues reached an all-time high, driven by cell therapy and Trodelvy.”
Second Quarter 2022 Financial Results
•Total second quarter 2022 revenue increased 1% to $6.3 billion compared to the same period in 2021, primarily due to increased sales in HIV and oncology products, offset partially by decreased sales of Veklury® (remdesivir) and hepatitis C virus (“HCV”) products.
•Diluted Earnings Per Share (“EPS”) decreased to $0.91 for the second quarter of 2022 compared to $1.21 for the same period in 2021. The decrease was primarily due to higher acquired in-process research & development (“IPR&D”) expenses from an upfront payment of $300 million, or $0.18 on a post-tax per share basis, related to the Dragonfly Therapeutics, Inc. (“Dragonfly”) collaboration and higher net unrealized losses from our strategic equity investments.
•Non-GAAP diluted EPS decreased 13% to $1.58 for the second quarter of 2022 compared to $1.81(1) for the same period in 2021, primarily reflecting the Dragonfly upfront payment and Biktarvy® (bictegravir 50mg/emtricitabine 200mg (“FTC”)/tenofovir alafenamide 25mg (“TAF”))-related royalty expense that began in the first quarter of 2022, offset partially by higher revenues.
•As of June 30, 2022, Gilead had $7.0 billion of cash, cash equivalents and marketable debt securities down from $7.8 billion as of December 31, 2021 primarily due to payment associated with the settlement of the bictegravir-related litigation, paid dividends, acquired IPR&D payments related to collaborations, debt repayments, stock repurchases and capital expenditures, partially offset by net cash provided by operations.
•During the second quarter of 2022, Gilead generated $1.8 billion in operating cash flow.
•During the second quarter of 2022, Gilead made a $300 million collaboration upfront payment to Dragonfly, paid dividends of $920 million and repurchased $72 million of common stock.
Product Sales Performance
Total second quarter 2022 product sales were $6.1 billion, flat compared to the same period in 2021. Total product sales, excluding Veklury, increased 7% to $5.7 billion in the second quarter of 2022 compared to the same period in 2021, primarily due to growth in the HIV, Cell Therapy and Trodelvy® (sacituzumab govitecan-hziy) businesses, offset partially by declining revenue in HCV.
(1) Non-GAAP diluted EPS has been recast due to an update to our non-GAAP policy in the first quarter 2022, resulting in a $0.06 reduction of previously-reported non-GAAP diluted EPS for the second quarter 2021. Refer to Non-GAAP Financial Information section below for further information.

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HIV product sales increased 7% to $4.2 billion in the second quarter of 2022 compared to the same period in 2021, primarily reflecting changes in channel mix leading to higher average realized price as well as higher demand for treatment and pre-exposure prophylaxis (“PrEP”) medicines.
•Biktarvy sales increased 28% year-over-year in the second quarter of 2022, primarily due to higher demand and channel mix.
•Descovy® (FTC 200mg/TAF 25mg) sales increased 6% year-over-year in the second quarter of 2022, primarily driven by channel mix and increased demand, partially offset by inventory dynamics.
HCV product sales decreased 18% to $448 million in the second quarter of 2022 compared to the same period in 2021, primarily driven by channel mix leading to lower average realized price and fewer patient starts.
Hepatitis B virus (“HBV”) and hepatitis delta virus (“HDV”) product sales decreased 1% to $234 million in the second quarter of 2022 compared to the same period in 2021. Vemlidy® (TAF 25mg) sales decreased 3% in the second quarter of 2022 compared to the same period in 2021, primarily driven by China Volume Based Procurement update, offset in part by volume growth in all other regions.
Cell therapy product sales increased 68% to $368 million in the second quarter of 2022 compared to the same period in 2021.
•Yescarta® (axicabtagene ciloleucel) sales increased 66% to $295 million in the second quarter of 2022, primarily driven by demand for relapsed or refractory (“R/R”) large B-cell lymphoma (“LBCL”) in the United States and Europe and R/R follicular lymphoma (“FL”) in the United States.
•Tecartus® (brexucabtagene autoleucel) sales increased 78% to $73 million in the second quarter of 2022, primarily driven by demand for R/R mantle cell lymphoma (“MCL”) in the United States and Europe and for adult patients with R/R B-cell precursor acute lymphoblastic leukemia (“ALL”) in the United States.
Trodelvy sales increased by 79% to $159 million in the second quarter of 2022 compared to the same period in 2021, primarily reflecting adoption in both the second- and third-line settings for the treatment of metastatic triple-negative breast cancer (“TNBC”) in the United States and Europe as well as for metastatic urothelial cancer in the United States.
Veklury sales decreased by 46% to $445 million for the second quarter of 2022 compared to the same period in 2021. Veklury revenue generally reflects COVID-19 related rates and severity of infections and hospitalizations, as well as the availability, uptake and effectiveness of vaccinations and alternative treatments for COVID-19.
Second Quarter 2022 Product Gross Margin, Operating Expenses and Effective Tax Rate
•Product gross margin was 76.5% for the second quarter of 2022 compared to 77.4% for the same period in 2021. Non-GAAP product gross margin was 85.6% for the second quarter of 2022 compared to 86.4% in the same period in 2021. The decreases were primarily driven by Biktarvy-related royalty expense that began in the first quarter of 2022.
•Research and development (“R&D”) expenses for the second quarter of 2022 were $1.1 billion, relatively flat with the same period in 2021. Non-GAAP R&D expenses for the second quarter of 2022 were $1.1 billion compared to $1.0 billion(2) in the same period in 2021. GAAP and Non-GAAP R&D expenses primarily reflect increased investment in development activities and timing of clinical trial activities, primarily for oncology. GAAP R&D expenses were offset by lower restructuring expenses as compared to the prior year.
(2) Beginning in the second quarter of 2022, expenses related to development milestones and other collaboration payments made prior to regulatory approval of a developed product were reclassified from R&D expenses to Acquired IPR&D expenses in the Condensed Consolidated Statements of Income. We believe this presentation assists users of the financial statements to better understand the total costs incurred to acquire IPR&D projects. Prior periods have been recast for both GAAP and Non-GAAP reporting to reflect this classification, resulting in a reduction of previously-reported R&D expenses of $42 million and $47 million for the three and six months ended June 30, 2021, respectively, and $8 million for the three months ended March 31, 2022.

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•Acquired IPR&D expenses for the second quarter of 2022 were $330 million compared to $138 million(2) in the same period in 2021. The increase primarily reflects an upfront payment related to the Dragonfly collaboration.
•Selling, general and administrative (“SG&A”) expenses for the second quarter of 2022 were $1.4 billion, relatively flat with the same period in 2021. Non-GAAP SG&A expenses for the second quarter of 2022 were $1.3 billion compared to $1.1 billion in the same period in 2021. GAAP and Non-GAAP SG&A expenses primarily reflect increased promotional and marketing investment, including for Trodelvy, as well as higher corporate activities, including information technology projects and grants. GAAP SG&A expenses were offset by lower donations to Gilead Foundation as compared to the prior year.
•The effective tax rate (“ETR”) for the second quarter of 2022 was 24.5% compared to 16.5% for the same period in 2021, primarily due to a discrete tax benefit related to an intra-entity transfer of intangible assets in the three months ended June 30, 2021, and higher net unrealized losses from equity investments that are non-deductible for income tax purposes. Non-GAAP ETR for the second quarter of 2022 was 19.3% compared to 19.5% for the same period in 2021.
Guidance and Outlook
For the full-year, Gilead has updated its guidance and now expects:
•Total product sales between $24.5 billion and $25.0 billion, compared to $23.8 billion and $24.3 billion previously.
•Total product sales, excluding Veklury, between $22.0 billion to $22.5 billion, compared to $21.8 billion and $22.3 billion previously.
•Total Veklury sales of approximately $2.5 billion, compared to approximately $2.0 billion previously.
•Non-GAAP earnings per share between $6.35 and $6.75, compared to $6.20 and $6.70 previously.
•Earnings per share between $2.90 and $3.30, compared to $3.00 and $3.50 previously.
This financial guidance excludes the impact of any expenses related to potential acquisitions or business development transactions that have not been executed, fair value adjustments of equity securities and discrete tax charges or benefits associated with changes in tax related laws and guidelines as Gilead is unable to project such amounts. A reconciliation between GAAP and non-GAAP financial information for the 2022 guidance is provided in the accompanying tables. Also see the Forward-Looking Statements described below. The financial guidance is subject to a number of risks and uncertainties, including uncertainty around the duration and magnitude of the COVID-19 pandemic. While the pandemic can be expected to continue to impact Gilead’s business and broader market dynamics, the rate and degree of these impacts as well as the corresponding recovery from the pandemic may vary across Gilead’s business.
Key Updates Since Our Last Quarterly Release
Virology
•Announced FDA lifted the clinical hold placed on the Investigational New Drug Application to evaluate injectable lenacapavir for HIV treatment and pre-exposure prophylaxis following the agency’s review of the storage and compatibility data of lenacapavir injection with an alternate vial made from aluminosilicate glass.
•Announced FDA accepted for review the New Drug Application resubmission for investigational lenacapavir for the treatment of HIV-1 infection in heavily treatment-experienced people with multi-drug resistant HIV-1 infection. FDA has assigned a Prescription Drug User Fee Act date of December 27, 2022.
•Received a positive opinion from the European Medicines Agency’s (“EMA”) Committee for Medicinal Products for Human Use (“CHMP”) for investigational lenacapavir for the treatment of HIV-1 infection, in combination with other antiretroviral(s), in adults with multi-drug resistant HIV-1 infection for whom it is otherwise not possible to construct a suppressive anti-viral regimen.

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•Presented data at the International AIDS Conference, which included Week 48 data from the Phase 3 ALLIANCE trial evaluating Biktarvy in adults with HIV/HBV coinfection. Results from ALLIANCE showed that Biktarvy had superior HBV DNA suppression over the comparator dolutegravir/FTC/TDF, with both antiretroviral regimens similarly achieving high rates of HIV suppression. Additionally, five-year data from two Phase 3 trials of Biktarvy as first-line therapy in people living with HIV further demonstrated Biktarvy’s sustained efficacy, safety profile and high barrier to resistance.
•Presented Week 48 results for the pivotal Phase 3 MYR301 trial of bulevirtide for the treatment of chronic HDV at the International Liver Congress 2022. The study met its primary endpoint, achieving statistically significant combined response rates (virologic and biochemical responses) with bulevirtide. Responses increased from Week 24 to Week 48, highlighting an improved response with prolonged treatment. The safety profile is consistent with prior reports.
•Announced a new Joint Procurement Agreement for Veklury for participating member states across the European Union and the European Economic Area.
•Received a positive opinion from EMA’s CHMP for Veklury to be granted full marketing authorization for the treatment of COVID-19 in adults and adolescents with pneumonia requiring supplemental oxygen and adults who do not require supplemental oxygen and are at increased risk of developing severe COVID-19.
Oncology
•Presented results from the primary analysis of the Phase 3 TROPiCS-02 study of Trodelvy versus physicians’ choice of chemotherapy (“TPC”) in heavily pre-treated patients with HR+/HER2- metastatic breast cancer at the American Society of Clinical Oncology (“ASCO”) Annual Meeting.
•Announced final data from the Phase 3 ASCENT trial of Trodelvy in second-line and later metastatic TNBC at ASCO, reinforcing Trodelvy’s survival benefit over TPC in this patient population.
•Received updated NCCN recommendations for sacituzumab govitecan-hziy to a category 1 preferred recommendation in second-line and later metastatic TNBC and was added as a category 2A preferred recommendation in the investigational indication of HR+/HER2- advanced breast cancer by the NCCN Guidelines® for Breast Cancer. Category 1 is the highest recommendation by NCCN, indicating that based upon high-level evidence, there is uniform NCCN consensus that the intervention is appropriate. The use of Trodelvy in patients with HR+/HER2- breast cancer is investigational, and Trodelvy has not been approved by FDA for this use.
•Highlighted Yescarta and Tecartus data at ASCO that included findings from a subanalysis of ZUMA-7, real-world outcomes and long-term follow-ups. Real-world data for Yescarta showed consistent survival and safety data regardless of race and ethnicity, and in a ZUMA-7 subanalysis, demonstrated an over eight-fold greater median event-free survival and clinically meaningful improvements in quality of life as compared to standard of care. For Tecartus, long-term data suggested durable responses were induced in patients with R/R MCL and in adult patients with R/R ALL.
•Announced approval of Yescarta by the European Commission for the treatment of R/R FL.
•Received a positive opinion from EMA’s CHMP for Tecartus for the treatment of adult patients 26 years of age and above with R/R B-cell precursor ALL.
•Announced FDA lifted the remaining partial clinical hold on studies evaluating magrolimab as a potential treatment for lymphoma and multiple myeloma.
•Entered into a strategic research collaboration with Dragonfly to advance a number of novel natural killer (“NK”) cell engager-based immunotherapies for oncology and inflammation indications. Under the agreement, Gilead will receive an exclusive worldwide license to investigational DF7001 and have options to license several additional NK cell engager programs.
Corporate
•Announced that the company’s Board of Directors declared a quarterly dividend of $0.73 per share of common stock for the third quarter of 2022. The dividend is payable on September 29, 2022, to stockholders of record at the close of business on September 15, 2022. Future dividends will be subject to Board approval.

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•Appointed Stacey Ma, PhD as Executive Vice President, Pharmaceutical Development and Manufacturing effective July 2022.
•Appointed Deborah Telman as Executive Vice President, Corporate Affairs and General Counsel effective August 2022.
•Announced an $85 million contribution to the Gilead Foundation.
Certain amounts and percentages in this press release may not sum or recalculate due to rounding.
Conference Call
At 1:30 p.m. Pacific Time today, Gilead will host a conference call to discuss Gilead’s results. A live webcast will be available on http://investors.gilead.com and will be archived on www.gilead.com for one year.
Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information generally excludes acquisition-related expenses including amortization of acquired intangible assets and inventory step-up charges, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete and related tax charges or benefits associated with changes in tax related laws and guidelines. Although Gilead consistently excludes the amortization of acquired intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the accompanying tables.
Beginning in the first quarter of 2022, consistent with recent industry communications from the U.S. Securities and Exchange Commission (“SEC”), Gilead no longer excludes the initial costs of acquired IPR&D projects from its non-GAAP financial measures. Prior period non-GAAP financial measures are revised to conform to the new presentation.
About Gilead Sciences
Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those relating to: the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the development, manufacturing and distribution of Veklury as a treatment for COVID-19, including the uncertainty of the amount and timing of future Veklury sales and Gilead’s ability to effectively manage the global supply and distribution of Veklury; Gilead’s ability to achieve its anticipated full year 2022 financial results, including as a result of potential adverse revenue impacts from COVID-19 and potential revenues from Veklury; Gilead’s ability to make

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progress on any of its long-term ambitions or strategic priorities laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its virology, oncology and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including the arrangement with Dragonfly; Gilead’s ability to initiate, progress or complete clinical trials within currently anticipated timeframes or at all, the possibility of unfavorable results from ongoing and additional clinical trials, including those involving Trodelvy, Tecartus, Yescarta and bulevirtide, and the risk that safety and efficacy data from clinical trials may not warrant further development of Gilead’s product candidates or the product candidates of Gilead’s strategic partners; Gilead’s ability to submit new drug applications for new product candidates or expanded indications in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, including FDA approval of lenacapavir for treatment of HIV-1 infection in heavily treatment-experienced people with multi-drug resistant HIV-1 infection, EC approval of lenacapavir for treatment of HIV-1 infection, in combination with other antiretroviral(s), in adults with multi-drug resistant HIV-1 infection for whom it is otherwise not possible to construct a suppressive anti-viral regimen, EC approval of Veklury for the treatment of COVID-19 in adults and adolescents with pneumonia requiring supplemental oxygen and EC approval for Tecartus for the treatment of adult patients 26 years of age and above with R/R B-cell precursor ALL, and the risk that any such approvals, if granted, may be subject to significant limitations on use; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products, including the risk that Kite may be unable to increase its manufacturing capacity, timely manufacture and deliver its products or produce an amount of supply sufficient to satisfy demand for such products; pricing and reimbursement pressures from government agencies and other third parties, including required rebates and other discounts; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products, including Yescarta; and other risks identified from time to time in Gilead’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter ended June 30, 2022 are not necessarily indicative of operating results for any future periods. Gilead directs readers to its press releases, annual reports on Form 10-K, quarterly reports on Form 10-Q and other subsequent disclosure documents filed with the SEC. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
The reader is cautioned that forward-looking statements are not guarantees of future performance and is cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPCLUDEX® (BULEVIRTIDE), HEPSERA®, JYSELECA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TECARTUS®, TRODELVY®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®. This report may also refer to trademarks, service marks and trade names of other companies.

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For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

CONTACTS:	Investors:	Jacquie Ross, CFA	investor_relations@gilead.com
	Media:	Alex Kalomparis	public_affairs@gilead.com

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GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2022	2021	2022	2021
Revenues:
Product sales	$6,138	$6,152	$12,672	$12,492
Royalty, contract and other revenues	122	65	178	148
Total revenues	6,260	6,217	12,850	12,640
Costs and expenses:
Cost of goods sold	1,442	1,390	2,866	2,751
Research and development expenses	1,102	1,092	2,280	2,142
Acquired in-process research and development expenses	330	138	338	205
In-process research and development impairment	—	—	2,700	—
Selling, general and administrative expenses	1,357	1,351	2,440	2,406
Total costs and expenses	4,231	3,971	10,624	7,504
Income from operations	2,029	2,246	2,226	5,136
Interest expense	(242)	(256)	(480)	(513)
Other income (expense), net	(284)	(173)	(395)	(542)
Income before income taxes	1,503	1,817	1,351	4,081
Income tax expense	(368)	(300)	(204)	(842)
Net income	1,135	1,517	1,147	3,239
Net loss attributable to noncontrolling interest	9	5	16	12
Net income attributable to Gilead	$1,144	$1,522	$1,163	$3,251
Net income per share attributable to Gilead common stockholders - basic	$0.91	$1.21	$0.93	$2.59
Shares used in per share calculation - basic	1,256	1,255	1,255	1,256
Net income per share attributable to Gilead common stockholders - diluted	$0.91	$1.21	$0.92	$2.58
Shares used in per share calculation - diluted	1,260	1,260	1,261	1,261
Cash dividends declared per share	$0.73	$0.71	$1.46	$1.42

Product gross margin	76.5%	77.4%	77.4%	78.0%
Research and development expenses as a % of revenues	17.6%	17.6%	17.7%	16.9%
Selling, general and administrative expenses as a % of revenues	21.7%	21.7%	19.0%	19.0%
Operating margin	32.4%	36.1%	17.3%	40.6%
Effective tax rate	24.5%	16.5%	15.1%	20.6%

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GILEAD SCIENCES, INC.
TOTAL REVENUE SUMMARY
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in millions, except percentages)	2022	2021	Change	2022	2021	Change
Product sales:
HIV	$4,228	$3,938	7%	$7,935	$7,588	5%
HCV	448	549	(18)%	847	1,059	(20)%
HBV/HDV	234	237	(1)%	470	457	3%
Cell therapy	368	219	68%	642	410	57%
Trodelvy	159	89	79%	305	161	90%
Other	256	291	(12)%	493	532	(7)%
Total product sales excluding Veklury	5,693	5,323	7%	10,692	10,207	5%
Veklury	445	829	(46)%	1,980	2,285	(13)%
Total product sales	6,138	6,152	—%	12,672	12,492	1%
Royalty, contract and other revenues	122	65	87%	178	148	20%
Total revenues	$6,260	$6,217	1%	$12,850	$12,640	2%

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GILEAD SCIENCES, INC.
NON-GAAP FINANCIAL INFORMATION(1)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in millions, except percentages)	2022	2021	Change	2022	2021	Change
Non-GAAP:
Cost of goods sold	$886	$836	6%	$1,711	$1,691	1%
Research and development expenses	$1,102	$1,042	6%	$2,251	$2,086	8%
Acquired IPR&D expenses	$330	$138	139%	$338	$205	65%
Selling, general and administrative expenses	$1,272	$1,121	13%	$2,355	$2,154	9%
Other income (expense), net	$20	$1	NM	$5	$(17)	NM
Diluted EPS	$1.58	$1.81	(13)%	$3.70	$3.85	(4)%

Product gross margin	85.6%	86.4%	-83 bps	86.5%	86.5%	-0 bps
Research and development expenses as a % of revenues	17.6%	16.8%	81 bps	17.5%	16.5%	102 bps
Selling, general and administrative expenses as a % of revenues	20.3%	18.0%	232 bps	18.3%	17.0%	132 bps
Operating margin	42.7%	49.5%	-684 bps	48.2%	51.5%	-329 bps
Effective tax rate	19.3%	19.5%	-20 bps	18.8%	18.9%	-10 bps
________________________________
NM - Not Meaningful
(1)    Refer to Non-GAAP Financial Information section above for further disclosures on non-GAAP financial measures. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 11 - 12. Beginning in the first quarter of 2022, consistent with recent industry communications from the U.S. Securities and Exchange Commission, the Company no longer excludes the initial costs of acquired IPR&D projects from its non-GAAP financial measures. Prior period non-GAAP financial measures are revised to conform to the new presentation.

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GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except percentages and per share amounts)	2022	2021	2022	2021
Cost of goods sold reconciliation:
GAAP cost of goods sold	$1,442	$1,390	$2,866	$2,751
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	(556)	(554)	(1,113)	(1,060)
Other(1)	—	—	(42)	—
Non-GAAP cost of goods sold	$886	$836	$1,711	$1,691

Product gross margin reconciliation:
GAAP product gross margin	76.5%	77.4%	77.4%	78.0%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	9.1%	9.0%	8.8%	8.5%
Other(1)	—%	—%	0.3%	—%
Non-GAAP product gross margin	85.6%	86.4%	86.5%	86.5%

Research and development expenses reconciliation:
GAAP research and development expenses	$1,102	$1,092	$2,280	$2,142
Acquisition-related – other costs(2)	—	(6)	(11)	(12)
Other(1)	—	(44)	(18)	(44)
Non-GAAP research and development expenses	$1,102	$1,042	$2,251	$2,086

IPR&D impairment reconciliation:
GAAP IPR&D impairment	$—	$—	$2,700	$—
IPR&D impairment	—	—	(2,700)	—
Non-GAAP IPR&D impairment	$—	$—	$—	$—

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$1,357	$1,351	$2,440	$2,406
Acquisition-related – other costs(2)	—	(10)	—	(32)
Other(1)	(85)	(220)	(85)	(220)
Non-GAAP selling, general and administrative expenses	$1,272	$1,121	$2,355	$2,154

Income from operations reconciliation:
GAAP income from operations	$2,029	$2,246	$2,226	$5,136
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	556	554	1,113	1,060
Acquisition-related – other costs(2)	—	16	11	44
IPR&D impairment	—	—	2,700	—
Other(1)	85	264	145	264
Non-GAAP income from operations	$2,670	$3,080	$6,195	$6,504

Operating margin reconciliation:
GAAP operating margin	32.4%	36.1%	17.3%	40.6%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	8.9%	8.9%	8.7%	8.4%
Acquisition-related – other costs(2)	—%	0.3%	0.1%	0.3%
IPR&D impairment	—%	—%	21.0%	—%
Other(1)	1.4%	4.2%	1.1%	2.1%
Non-GAAP operating margin	42.7%	49.5%	48.2%	51.5%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$(284)	$(173)	$(395)	$(542)
Loss from equity securities, net	303	174	399	525
Non-GAAP other income (expense), net	$20	$1	$5	$(17)

August 2, 2022	12

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION - (Continued)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except percentages and per share amounts)	2022	2021	2022	2021
Effective tax rate reconciliation:
GAAP effective tax rate	24.5%	16.5%	15.1%	20.6%
Income tax effect of above non-GAAP adjustments and discrete and related tax adjustments(3)	(5.2)%	3.0%	3.7%	(1.7)%
Non-GAAP effective tax rate	19.3%	19.5%	18.8%	18.9%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$1,144	$1,522	$1,163	$3,251
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	442	446	885	855
Acquisition-related – other costs(2)	—	15	11	37
IPR&D impairment	—	—	2,057	—
Other(1)	59	166	104	166
Loss from equity securities, net	308	169	372	533
Discrete and related tax charges(3)	31	(40)	68	14
Non-GAAP net income attributable to Gilead	$1,985	$2,278	$4,661	$4,856

Diluted EPS reconciliation:
GAAP diluted EPS	$0.91	$1.21	$0.92	$2.58
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	0.35	0.35	0.70	0.68
Acquisition-related – other costs(2)	—	0.01	0.01	0.03
IPR&D impairment	—	—	1.63	—
Other(1)	0.05	0.13	0.08	0.13
Loss from equity securities, net	0.24	0.13	0.30	0.42
Discrete and related tax charges(3)	0.02	(0.03)	0.05	0.01
Non-GAAP diluted EPS	$1.58	$1.81	$3.70	$3.85

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$556	$554	$1,155	$1,060
Research and development expenses adjustments	—	50	29	56
IPR&D impairment adjustments	—	—	2,700	—
Selling, general and administrative expenses adjustments	85	230	85	252
Total non-GAAP adjustments before other income (expense), net, and income taxes	641	834	3,968	1,368
Other income (expense), net, adjustments	303	174	399	525
Total non-GAAP adjustments before income taxes	945	1,008	4,368	1,893
Income tax effect of non-GAAP adjustments above	(135)	(212)	(938)	(302)
Discrete and related tax charges(3)	31	(40)	68	14
Total non-GAAP adjustments after tax	$841	$756	$3,498	$1,605
______________________________
(1)    Adjustments to Cost of goods sold and Research and development expenses include various restructuring expenses during the first quarter of 2022 and the second quarter of 2021. Adjustments to Selling, general and administrative expenses include donations to the Gilead Foundation, a California nonprofit organization, during the second quarters of 2022 and 2021.
(2)    Primarily includes employee-related expenses, contingent consideration fair value adjustments and other expenses associated with Gilead’s acquisitions of Immunomedics, Inc. and MYR GmbH.
(3)    Represents discrete and related deferred tax charges or benefits primarily associated with acquired intangible assets and transfers of intangible assets from a foreign subsidiary to Ireland and the United States.

August 2, 2022	13

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP 2022 FULL-YEAR GUIDANCE(1)
(unaudited)

(in millions, except percentages and per share amounts)	Provided February 1, 2022	Updated April 28, 2022	Updated August 2, 2022
Projected product gross margin GAAP to non-GAAP reconciliation:
GAAP projected product gross margin	76% - 77%	76% - 77%	76% - 77%
Acquisition-related and other	~ 9%	~ 9%	~ 9%
Non-GAAP projected product gross margin	85% - 86%	85% - 86%	85% - $86%

Projected income from operations GAAP to non-GAAP reconciliation:
GAAP projected income from operations	$8,600 - $9,400	$5,800 - $6,600	$6,050 - $6,650
Acquisition-related, IPR&D impairment and other	~ 2,100	~ 4,900	~ 4,950
Non-GAAP projected income from operations	$10,700 - $11,500	$10,700 - $11,500	$11,000 - $11,600

Projected effective tax rate GAAP to non-GAAP reconciliation:
GAAP projected effective tax rate	~ 22%	~ 20%	~ 21%
Discrete and related tax adjustments, and income tax effect of adjustments above and fair value adjustments of equity securities	~ 2%	—%	~ 1%
Non-GAAP projected effective tax rate	~ 20%	~ 20%	~ 20%

Projected diluted EPS GAAP to non-GAAP reconciliation:
GAAP projected diluted EPS	$4.70 - $5.20	$3.00- $3.50	$2.90 - $3.30
Acquisition-related, IPR&D impairment, fair value adjustments of equity securities, other and discrete and related tax adjustments	~ 1.50	~ 3.20	~ 3.45
Non-GAAP projected diluted EPS	$6.20 - $6.70	$6.20 - $6.70	$6.35 - $6.75
________________________________
(1)    The non-GAAP 2022 full-year guidance includes non-GAAP adjustments to actual current period results as well as adjustments for the known future impact associated with events that have already occurred, such as future amortization of our intangible assets and the future impact of discrete and related deferred tax charges or benefits primarily associated with acquired intangible assets and transfers of intangible assets from a foreign subsidiary to Ireland and the United States. Our full-year guidance excludes the potential impact of any (i) acquisitions or business development transactions that have not been executed, (ii) future fair value adjustments of equity securities and (iii) discrete tax charges or benefits associated with changes in tax related laws and guidelines that have not been enacted, as Gilead is unable to project such amounts.

August 2, 2022	14

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
(in millions)	2022	2021
Assets
Cash, cash equivalents and marketable securities	$7,000	$7,829
Accounts receivable, net	4,118	4,493
Inventories	2,587	2,734
Property, plant and equipment, net	5,299	5,121
Intangible assets, net	29,885	33,455
Goodwill	8,314	8,332
Other assets	5,667	5,988
Total assets	$62,870	$67,952
Liabilities and Stockholders’ Equity
Current liabilities	$9,220	$11,610
Long-term liabilities	33,435	35,278
Stockholders’ equity(1)	20,215	21,064
Total liabilities and stockholders’ equity	$62,870	$67,952
________________________________
(1)    As of June 30, 2022 and December 31, 2021, there were 1,254 shares of common stock issued and outstanding, respectively.

August 2, 2022	15

GILEAD SCIENCES, INC.
SELECTED CASH FLOW INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$1,802	$2,316	$3,642	$4,926
Net cash used in investing activities	(308)	(577)	(1,378)	(2,619)
Net cash used in financing activities	(1,003)	(931)	(2,797)	(3,408)
Effect of exchange rate changes on cash and cash equivalents	(48)	20	(66)	(3)
Net change in cash and cash equivalents	443	828	(599)	(1,104)
Cash and cash equivalents at beginning of period	4,296	4,065	5,338	5,997
Cash and cash equivalents at end of period	$4,739	$4,893	$4,739	$4,893

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$1,802	$2,316	$3,642	$4,926
Capital expenditures	(143)	(119)	(390)	(284)
Free cash flow(1)	$1,659	$2,197	$3,252	$4,642
________________________________
(1)    Free cash flow is a non-GAAP liquidity measure. Please refer to our disclosures in the Non-GAAP Financial Information section above.

August 2, 2022	16

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
HIV
Biktarvy – U.S.	$2,095	$1,586	$3,801	$3,051
Biktarvy – Europe	268	237	529	453
Biktarvy – Other International	193	171	376	314
	2,556	1,994	4,707	3,818

Descovy – U.S.	397	357	708	639
Descovy – Europe	32	44	64	86
Descovy – Other International	32	34	63	69
	460	435	834	794

Genvoya – U.S.	482	551	939	1,057
Genvoya – Europe	72	100	149	206
Genvoya – Other International	29	55	76	116
	582	706	1,164	1,379

Odefsey – U.S.	255	258	487	498
Odefsey – Europe	97	111	193	224
Odefsey – Other International	12	13	23	27
	364	382	703	749

Revenue share – Symtuza(1) – U.S.	80	86	166	175
Revenue share – Symtuza(1) – Europe	42	40	86	84
Revenue share – Symtuza(1) – Other International	4	3	6	5
	126	129	258	264

Complera / Eviplera – U.S.	20	20	37	45
Complera / Eviplera – Europe	31	39	55	73
Complera / Eviplera – Other International	3	3	7	7
	54	62	99	125

Stribild – U.S.	24	35	46	66
Stribild – Europe	8	11	16	22
Stribild – Other International	2	5	5	9
	33	51	66	97

Truvada – U.S.	24	94	52	213
Truvada – Europe	5	6	9	13
Truvada – Other International	5	8	11	17
	34	108	72	243

Other HIV(2) – U.S.	5	57	10	86
Other HIV(2) – Europe	9	8	13	13
Other HIV(2) – Other International	4	6	9	20
	18	71	33	119

Total HIV – U.S.	3,383	3,044	6,245	5,830
Total HIV – Europe	562	596	1,112	1,174
Total HIV – Other International	282	298	577	584
	4,228	3,938	7,935	7,588

August 2, 2022	17

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
HCV
Ledipasvir / Sofosbuvir(3) – U.S.	6	30	19	49
Ledipasvir / Sofosbuvir(3) – Europe	4	3	8	19
Ledipasvir / Sofosbuvir(3) – Other International	13	29	31	50
	23	62	58	118

Sofosbuvir / Velpatasvir(4) – U.S.	227	262	389	476
Sofosbuvir / Velpatasvir(4) – Europe	75	82	157	157
Sofosbuvir / Velpatasvir(4) – Other International	74	98	159	190
	376	442	706	823

Other HCV(5) – U.S.	30	35	54	60
Other HCV(5) – Europe	16	8	24	52
Other HCV(5) – Other International	3	2	5	6
	49	45	83	118

Total HCV – U.S.	263	327	462	585
Total HCV – Europe	94	93	189	228
Total HCV – Other International	91	129	196	246
	448	549	847	1,059
HBV/HDV
Vemlidy – U.S.	97	86	177	163
Vemlidy – Europe	9	8	18	16
Vemlidy – Other International	89	106	199	202
	195	200	394	381

Viread – U.S.	3	3	3	7
Viread – Europe	6	8	12	15
Viread – Other International	15	17	32	37
	24	28	47	59

Other HBV/HDV(6) – U.S.	—	1	—	1
Other HBV/HDV(6) – Europe	15	8	28	16
	16	9	28	17

Total HBV/HDV – U.S.	100	90	180	171
Total HBV/HDV – Europe	30	24	57	47
Total HBV/HDV – Other International	104	123	232	239
	234	237	470	457
Veklury
Veklury – U.S.	41	416	843	1,236
Veklury – Europe	126	264	430	652
Veklury – Other International	278	149	708	397
	445	829	1,980	2,285
Cell therapy
Tecartus – U.S.	53	32	100	59
Tecartus – Europe	20	9	35	13
Tecartus – Other International	—	—	1	—
	73	41	136	72

Yescarta – U.S.	193	108	318	200
Yescarta – Europe	85	61	162	122
Yescarta – Other International	17	9	26	16
	295	178	506	338

Total cell therapy – U.S.	246	140	418	259
Total cell therapy – Europe	105	70	197	135
Total cell therapy – Other International	17	9	27	16
	368	219	642	410

August 2, 2022	18

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2022	2021	2022	2021
Trodelvy
Trodelvy – U.S.	120	89	240	161
Trodelvy– Europe	35	—	61	—
Trodelvy – Other International	3	—	5	—
	159	89	305	161
Other
AmBisome – U.S.	15	13	40	25
AmBisome – Europe	63	69	129	135
AmBisome – Other International	54	74	107	117
	132	156	275	277

Letairis – U.S.	49	57	92	111

Other(7) – U.S.	37	37	63	75
Other(7) – Europe	26	31	41	51
Other(7) – Other International	13	10	22	18
	76	78	125	144

Total other – U.S.	101	107	195	211
Total other – Europe	88	100	169	186
Total other – Other International	67	84	129	135
	256	291	493	532

Total product sales – U.S.	4,254	4,213	8,582	8,453
Total product sales – Europe	1,042	1,147	2,216	2,422
Total product sales – Other International	842	792	1,873	1,617
	$6,138	$6,152	$12,672	$12,492
_______________________________
(1)    Represents Gilead’s revenue from cobicistat (“C”), FTC and TAF in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland Unlimited Company.
(2)    Includes Atripla, Emtriva and Tybost.
(3)    Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(4)    Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(5)    Includes Vosevi and Sovaldi.
(6)    Includes Hepcludex and Hepsera.
(7)    Includes Cayston, Jyseleca, Ranexa and Zydelig.